Sub-Advisory Agreement

The Timothy Plan

THIS AGREEMENT is made and entered into as of the 1st day of May, 2007, by and between The Timothy Plan, a Delaware business trust (the “Trust”), Timothy Partners, Ltd., a Florida Limited Partnership and Investment Adviser to the Trust (the “Adviser”), and Barrow, Hanley, Mewhinney & Strauss, Inc. a Nevada corporation (the “Investment Manager”).

WHEREAS, the Trust is a diversified, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”), and authorized to issue an indefinite number of series of shares representing interests in separate investment portfolios (each referred to as a “Series” and collectively, as the “Series”); and

WHEREAS, the Trust presently issues seven Series as follows:

The Timothy Plan Aggressive Growth Fund

The Timothy Plan Small-Cap Value Fund (formerly the Timothy Plan)

The Timothy Plan Large/Mid-Cap Value Fund

The Timothy Plan Large/Mid-Cap Growth Fund

The Timothy Plan Fixed-Income Fund

The Timothy Plan International Fund

The Timothy Plan Money Market Fund

The Timothy Plan Strategic Growth Portfolio

The Timothy Plan Conservative Growth Portfolio

The Timothy Plan Small-Cap Variable Series (formerly the Timothy Plan Variable Series)

The Timothy Plan Conservative Growth Variable Portfolio

The Timothy Plan Strategic Growth Variable Portfolio; and

WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Trust has engaged the Adviser to provide investment management services to the Trust, and

WHEREAS, the Adviser desires to retain Investment Manager to render certain investment management services to the Timothy Plan Fixed-Income Fund, the Timothy Plan Fixed-Income Variable Series and the Timothy Plan Money Market Fund (the “Portfolios”), and Investment Manager is willing to render such services; and

WHEREAS, the Trust consents to the engagement of Investment Manager by Adviser.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of Investment Manager

(a)	Services. Investment Manager agrees to perform the following services (the “Services”) for the Portfolios:

(1)	manage the investment and reinvestment of each Portfolio’s assets;

(2)	continuously review, supervise, and administer the investment program of each Portfolio;

determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions);

(4)	provide the Trust and Adviser with fund investment transaction records concerning Investment Manager’s activities which the Trust is required to maintain; and

render regular reports to the Trust’s and Adviser’s officers and directors concerning Investment Manager’s discharge of the foregoing responsibilities.

The foregoing services described in this Paragraph 1(a) collectively are hereafter called the “Services”

Investment Manager shall discharge the foregoing responsibilities subject to the control of the officers and directors of the Adviser and trustees of the Trust and in compliance with such policies as the trustees may from time to time establish, and in compliance with the objectives, policies, and limitations of the Portfolios set forth in the Trust’s prospectus and statement of additional information, as amended from time to time, and with all applicable laws and regulations. All Services to be furnished by Investment Manager under this Agreement may be furnished through the medium of any directors, officers or employees of Investment Manager or through such other parties as Investment Manager may determine from time to time.

Investment Manager agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel in sufficient amounts and manner to perform the Services on the terms and for the compensation provided herein. Investment Manager shall authorize and permit any of its officers, directors and employees, who may be elected as directors or officers of the Trust, to serve in the capacities in which they are elected.

Investment Manager shall authorize and permit any of its officers, directors, and employees, who may be elected as directors or officers of the Trust, to serve in the capacities in which they are elected.

Unless expressly assumed under this Agreement by Investment Manager, the Trust shall pay all costs and expenses normally incurred in connection with the Trust’s operation and organization.

(b)	Books and Records. All books and records prepared and maintained by Investment Manager for the benefit of the Trust under this Agreement shall be the property of the Trust and, upon request therefor, Investment Manager shall surrender to the Trust copies of such of the books and records so requested. The Trust acknowledges that Investment Manager is required to maintain books and records of its activities, and agrees to allow Investment Manager to retain copies of such records of the Trust as required under federal law. Investment Manager agrees not to use any records of the Trust for any purpose other than for the provision of the Services to the Trust.

2.	Portfolio Transactions.

Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use commercially reasonable efforts to obtain the best net results as described in the Trust’s prospectus from time to time. The Trust has adopted procedures pursuant to Rules 17(a) and 17(f) under the Investment Company Act of 1940 relating to transactions among a Portfolio and affiliated person thereof (Rule 17(a)), and transactions between a Portfolio and an affiliated broker or dealer (Rule 17(f)). Investment Manager shall at all times conduct its activities in compliance with such procedures. Investment Manager shall prepare a report at the end of each fiscal quarter reporting on Investment Manager’s compliance with such procedures and setting forth in reasonable detail any transactions which were in violation of such procedures. Investment Manager will promptly communicate to the officers and the directors of the Adviser and Trust such other information relating to Portfolio transactions as they may reasonably request.

3.	Compensation of Investment Manager.

For its services rendered to the Portfolio, Adviser will pay to Investment Manager a fees as set forth in Exhibit “A” attached hereto. The fees shall be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Trust’s procedures for calculating Portfolio net asset value as described in the Trust’s Prospectus and/or Statement of Additional Information. During any period when the determination of the Portfolio’s net asset value is suspended by the trustees of the Trust, the net asset value of a share of the Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 3, be deemed to be net asset value at the close of each succeeding business day until it is again determined.

The fees described above are annual fees, payable 1/12th monthly. Fees for Services rendered during any month will be paid within five (5) business days after the end of the month in which such Services were rendered. In the event that this Agreement is terminated prior to the end on a month in which Investment Manager is providing Services, the Adviser shall pay to Investment Manager fees accumulated during that month to the date of termination within five (5) business days after the end of the month in which such Services were rendered

4.	Status of Investment Manager.

The services of Investment Manager to the Trust are not to be deemed exclusive, and Investment Manager shall be free to render similar services to others. Notwithstanding the foregoing, Investment Manager shall not render services to other registered investment companies which employ similar moral screening processes without first obtaining the prior written consent of the Trust to render such services.

In order to assist Investment Manager in performing the Services to the Portfolio, the Trust and/or Adviser may from time to time provide Investment Manager with information, documents, research or writings designated as proprietary by the Trust or the Adviser. Investment Manager agrees that, upon being informed that information, documents, research or writings provided to it are deemed proprietary by the Trust and/or the Adviser, Investment Manager agrees that it shall use such proprietary documents only to assist it in performing the Services to the Portfolios, and further agrees not to use, distribute, or publish, for its own benefit or for the benefit of others, information, documents, research or writings designated as proprietary by the Trust or the Adviser.

In rendering its Services to the Portfolios, Investment Manager shall be deemed to be an independent contractor.

Unless expressly authorized or requested by the Trust, Investment Manager shall have no authority to act for or represent the Trust in any way other than as an independent contractor providing the Services described in this Agreement. The parties to this Agreement acknowledge and agree that the Trust may, form time to time, authorize Investment Manager to act for or represent the Trust under limited circumstance. In such circumstance, Investment Manager may be deemed to be an agent of the Trust. Except for those circumstances in which the Trust has specifically authorized Investment Manager to act for or represent the Trust, Investment Manager shall in no way be deemed an agent of the Trust.

Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Investment Manager, who may also be a director, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.	Permissible Interests.

Trustees, agents, and stockholders of the Trust are or may be interested in Investment Manager (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise, and directors, partners, officers, agents, and stockholders of Investment Manager are or may be interested in the Trust as trustees, stockholders or otherwise; and Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

6.	Liability of Investment Manager.

Pursuant to this Agreement, Investment Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. Investment Manager shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

7.	Term.

This Agreement shall remain in effect until the 30th day of April, 2009, and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Trustees of the Trust or (2) a vote of a “majority” (as that term is defined in the Investment Company Act of 1940) of the Trust’s outstanding securities, provided that in either event the continuance is also approved by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval; provided, however, that;

(a)	the Trust or Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to Investment Manager; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

(c)	Investment Manager may terminate this Agreement without payment of penalty on 60 days written notice to the Trust; and

(d)	the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8.	Notices.

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Trust:	If to Adviser	If to the Investment Manager:
The Timothy Plan	Timothy Partners, Ltd.	Barrow Hanley Mewhinney & Strauss
1055 Maitland Center Commons	1055 Maitland Center Commons	3232 McKinney Ave, 15th Floor
Maitland, FL 32751	Maitland, FL 32751	Dallas, TX 75204
Arthur D. Ally	By: Covenant Funds, Inc.	John S. Williams, CFA
President	Managing General Partner Arthur D. Ally, President	J. Scott McDonald, CFA

9.	Amendments.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Timothy Plan	Timothy Partners, Ltd.	Barrow, Hanley, Mewhinney, & Strauss, Inc.

Arthur D. Ally, Pres	Arthur D. Ally, Pres. Of Gen. Partner	James P. Barrow, Pres.

Joseph Boatwright, Secy.	Bonnie J. Ally, Secy.

SCHEDULE A

The Investment Manager will manage the Timothy Plan High Yield Fund, at the rate of 0.25%, the annual fee for an account value of $100 million. If the account does not reach the anticipated level of at least $100 million in assets within a reasonable time, the standard fee schedule as presented below would become effective from that time forward until the next breakpoint set forth below shall be effective. The Fee Schedule allows for rights of accumulation up to $100 million in assets at 0.25%, which represents the average fee at that level of assets.

Market Value	Annual Percentage
First $ 20,000,000	0.375 of 1%
Next $ 30,000,000	0.25 of 1%
Next $100,000,000	0.20 of 1%
Above $150,000,000	0.15 of 1%